Tonix Pharmaceuticals, Inc. 10-K

Exhibit 10.28

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

PURCHASE AND SALE AGREEMENT

Agreement made this 3rd day of March 2021.

1. PARTIES AND MAILING ADDRESSES: DINIS REALTY, LLC, a Massachusetts limited liability company with a mailing address of [***], hereinafter called the SELLER, agrees to SELL and KRELE LLC, a Delaware limited liability company having a mailing address c/o Tonix Pharmaceuticals, 26 Main Street, Suite 101, Chatham, NJ 07928, or its nominee/assignee, hereinafter called the BUYER, agrees to BUY, upon the terms hereinafter set forth, the following described premises:

2. DESCRIPTION: A commercial building consisting of approximately 14,400 square feet, more or less and lot of land presently known and numbered as [***], also known as [***], Massachusetts as being more fully described in the deed into the SELLER dated March 3, 2014 and recorded in the [***] (the “Premises”).

3. BUILDINGS, STRUCTURES, IMPROVEMENTS, FIXTURES: Included in the sale as a part of said premises are the buildings, structures, and improvements now thereon, and the fixtures belonging to the SELLER and used in connection therewith including, if any, all wall-to-wall carpeting, drapery rods, venetian blinds, window shades, screens, screen doors, storm windows and doors, awnings, shutters, furnaces, heaters, heating equipment, stoves, ranges, oil and gas burners and fixtures appurtenant thereto, hot water heaters, plumbing and bathroom fixtures, garbage disposers, electric and other lighting fixtures, fences, gates, trees, shrubs, plants, air conditioning equipment, ventilators. The following items shall be excluded from the sale and shall be removed from the Premises by the SELLER at SELLER’S sole cost and expense prior to the Closing: (i) the above ground fuel tank that is presently being used to store diesel fuel,(ii) all vehicle lifts and (iii) a compressor.

4. TITLE DEED: Said premises are to be conveyed by a good and sufficient quitclaim deed running to the BUYER, or to the nominee designated by the BUYER by written notice to the SELLER at least seven (7) days before the deed is to be delivered as herein provided, and said deed shall convey a good and clear record and marketable title thereto, free from encumbrances, except:

(a)	Provisions of existing building and zoning laws;
(b)	Intentionally omitted;

(c)	Such taxes for the then current year as are not due and payable on the date of the delivery of such deed;
(d)	Any liens for municipal betterments assessed after the date of this agreement;
(e)	Easements, restrictions and reservations of record, if any, so long as the same do not prohibit or materially interfere with the current use of said premises;

5. AVAILABILITY OF TITLE INSURANCE. BUYER'S obligations hereunder are contingent upon the availability (at normal premium rates) of an owner’s title insurance policy insuring the Premises without taking any exceptions other than the current printed exceptions contained in the ALTA form currently in use, commonly shown as Survey, Real Estate Taxes, (the latter of which shall only except real estate taxes not yet due and payable) and those exceptions set forth in Paragraph 4 above.

6. CONFORMITY. It is understood and agreed by the parties that the Premises shall not be in conformity with the title provisions of this Agreement unless:

(a)	All buildings, structures and improvements, including but not limited to any driveways, shall be located completely within the boundary lines of said Premises and shall not encroach upon or under the property of any other person or entity, unless under recorded easement;
(b)	No building, structure or improvement of any kind belonging to any other person or entity shall encroach upon or under said Premises, unless under recorded easement;
(c)	The Premises shall abut a public way, duly laid out or accepted as such by the city or town in which said Premises are located, or a private way affording legal access and egress to and from a public way; and
(d)	The Premises are served by adequate supplies of municipal sewer and water.

7. PURCHASE PRICE: The agreed purchase price for said premises is Two Million Nine Hundred Thousand ($2,900,000) Dollars, (the “Purchase Price”), of which,

$29,000.00	will be paid as a deposit withing five (5) business days of the Effective Date (the “Initial Deposit”);

29,000.00	will be paid as a deposit withing two (2) business days after the expiration of the Due Diligence Period as hereinafter defined (the “Additional Deposit” and collectively with the Initial Deposit, the “Deposit”);

2,842,000.00	are to be paid at the time of delivery of the deed by wire transfer of immediately available funds, Attorney IOLTA, certified, cashier’s, treasurer’s or bank checks(s).

$2,900,000.00	TOTAL

8. TIME FOR PERFORMANCE; DELIVERY OF DEED: Such deed is to be delivered at 10:00 o’clock A.M. on the day that is thirty (30) days after the expiration of the Due Diligence Period, as hereinafter defined (the “Closing” or the “Closing Date”), at the [***]Registry of Deeds, unless otherwise agreed upon by the SELLER and BUYER in writing; provided however, if said Registry of Deeds is closed to the public as it presently is, the SELLER shall arrange to deliver the original deed and required closing documents to the BUYER’S attorney’s office, [***] on or prior to the Closing Date such that the closing can transpire via remote electronic closing. It is agreed that time is of the essence of this Agreement.

9. POSSESSION AND CONDITION OF PREMISES & LEASE BACK TO SELLER: Full possession of said Premises, subject only to SELLER’S continued occupancy pursuant to the following terms of the lease back to SELLER of a portion of the Premises, is to be delivered on the Closing Date, said Premises to be then (a) in the same condition as they were in as of the date of the BUYER’S inspection, reasonable use and wear thereof excepted, (b) not in violation of applicable building and zoning laws, (c) in compliance with the provisions of any instrument referred to in Paragraph 4 above and (d) in broom clean condition free of all of SELLER’S personal property, specifically but not limited to all of SELLER’S furniture, furnishing, equipment, supplies, tools, vehicle and bus parts and associated equipment and debris; provided that SELLER shall have the right to store its functioning buses at the Premises and the right to store its tools, vehicle bus parts and associated equipment, in one of the four (4) western most of the eight (8) garage bays on the west side of the Building. The BUYER shall be entitled to an inspection of the Premises prior to the delivery of the deed in order to determine whether the condition of the Premises complies with the terms of this paragraph. At the Closing, the parties shall execute a lease, substantially in conformity with the attached Exhibit A (the “Lease”) whereby the BUYER shall lease back to the SELLER for a period of one (1) year commencing as of the Closing Date (i) the four (4) western most of the eight (8) garage bays located on the west side of the building as well as (ii) the fenced in portion of the parking lot also located on the west side of the Premises. SELLER shall pay as rent under said Lease (a) any and all real estate taxes, including fees due to the New Bedford Industrial Park, assessed against the Premises, (b) any and all repair and maintenance expenses, specifically including but not limited to landscaping, snow and ice removal, (c) the cost of all utilities consumed at the Premises and (d) any and all costs to insure the Premises during the term of the Lease.

10. EXTENSION TO PERFECT TITLE OR MAKE PREMISES CONFORM: If the SELLER shall be unable to give title or to make conveyance, or to deliver possession of the Premises, all as herein stipulated, or if at the time of the delivery of the deed the Premises do not conform with the provisions hereof, then the SELLER shall use commercially reasonable efforts (not to exceed the expenditure by SELLER of more than $15,000 exclusive of the payoff of mortgages or other voluntary liens) to remove any defects in title, or to deliver possession as provided herein, or to make the said Premises conform to the provisions hereof, as the case may be, in which event the SELLER shall give written notice thereof to the BUYER at or before the time for performance hereunder, and thereupon the time for performance hereof shall be extended for a period of up to thirty (30) days.

11. FAILURE TO PERFECT TITLE OR MAKE PREMISES CONFORM: If at the expiration of the extended time the SELLER shall have failed so to remove any defects in title, deliver possession, or make the Premises conform, as the case may be, all as herein agreed, or if at any time during the period of this Agreement or any extension thereof, the holder of a mortgage on the Premises shall refuse to permit the insurance proceeds, if any, to be used for such purposes, then any payments made under this Agreement shall be forthwith refunded and all other obligations of the parties hereto shall cease and this Agreement shall be void without recourse to the parties hereto except for those matters which by the express terms hereof are intended to survive the Closing or early termination of this Agreement.

12. BUYER’S ELECTION TO ACCEPT TITLE: The BUYER shall have the election, at either the original or any extended time for performance, to accept such title as the SELLER can deliver to the Premises in their then condition and to pay therefor the Purchase Price without deduction, in which case the SELLER shall convey such title, except that in the event of such conveyance in accord with the provisions of this clause, if the Premises shall have been damaged by fire or casualty insured against, then the SELLER shall, unless the SELLER has previously restored the Premises to their former condition, either:

(a)	pay over or assign to the BUYER, on delivery of the deed, all amounts recovered or recoverable on account of such insurance, less any amounts reasonably expended by the SELLER for any partial restoration, or
(b)	if a holder of a mortgage on the Premises shall not permit the insurance proceeds or a part thereof to be used to restore the Premises to their former condition or to be so paid over or assigned, give to the BUYER a credit against the Purchase Price, on delivery of the deed, equal to said amounts so recovered or recoverable and retained by the holder of the said mortgage less any amounts reasonably expended by the SELLER for any partial restoration.

13. ACCEPTANCE OF DEED: The acceptance and recording of a deed by the BUYER or his nominee as the case may be, shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except such as are, by the terms hereof, to be performed after the delivery of said deed.

14. USE OF MONEY TO CLEAR TITLE: To enable the SELLER to make conveyance as herein provided, the SELLER may, at the time of delivery of the deed, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that all instruments so procured are recorded simultaneously with the delivery of said deed, or in the case of mortgages granted by the SELLER to institutional lenders which are paid in full from the sale proceeds within a reasonable time after the delivery of said deed in accordance with local conveyancing practices. The discharge of any privately held mortgages shall be required to be delivered and recorded at or prior to Closing.

15. INSURANCE: Until the recording of the deed, the SELLER shall maintain insurance on said premises as follows:

Type of Insurance	Amount of Coverage

(a) Fire and Extended Coverage	$As presently insured.
(b) General Commercial Liability Coverage	$As presently insured.

All risk of loss shall remain with SELLER until delivery and recording of the deed.

16. ADJUSTMENTS: At the Closing there shall be no adjustment for water and sewer use charges, operative expenses, service contracts or for real estate taxes for the then current fiscal year since the SELLER shall be responsible for all such expenses, utilities, service contracts, insurance and taxes under the terms of the Lease back from the BUYER to the SELLER.

17. ADJUSTMENT OF UNASSESSED AND ABATED TAXES: Intentionally omitted.

18. BROKER’S FEE: A broker’s fee for profession services of Fifty Thousand ($50,000) Dollars is due from the SELLER to [***] the Broker herein, but only if as and when the SELLER receives the full Purchase Price pursuant to the terms of this Agreement and the BUYER accepts and records SELLER’S deed but not otherwise and regardless of the reason for failing to close hereunder. The BUYER and SELLER understand that CBRE, a real estate broker, is seeking a Twenty Thousand ($20,000) Dollars from RICHARD BORDEN for services rendered as a buyer’s agent. The BUYER further represents and warrants that there is no other broker with who BUYER has dealt in connection with the purchase of the Premises. SELLER and BUYER each represent and warrant to the other that this transaction was brought about by the Broker, as broker, and that no other broker brought the BUYER to SELLER’S attention or was otherwise instrumental in bringing about this transaction on behalf of SELLER such that the only broker’s fee that will be due hereunder is the broker’s fee payable by the SELLER to said RICHARD BORDEN and said CBRE. SELLER and BUYER shall indemnify and hold each other harmless from a breach of the foregoing representation and warranty by either of them, respectively.

19. BROKER(S) WARRANTY: The Brokers named herein warrant that the Brokers are duly licensed as such by the Commonwealth of Massachusetts.

20. DEPOSIT: All deposits made hereunder shall be held in escrow by BUYER’S title insurance agent, [***], as escrow agent (the “Escrow Agent”) subject to the terms of this Agreement and shall be duly accounted for at the time for performance of this Agreement. In the event of any disagreement between the parties, the escrow agent shall retain all deposits made under this Agreement pending instructions mutually given by the SELLER and the BUYER or by the final non-appealable order of a court of competent jurisdiction. So long as Escrow Agent serves in good faith, BUYER and SELLER each agree to hold harmless Escrow Agent from damages, losses or expenses, arising out of this Agreement or any action or failure to act, including reasonable attorney's fees, related thereto.

21. DEFAULT; DAMAGES; REMEDIES: If the BUYER shall fail to fulfill the BUYER’S agreements herein and SELLER has fulfilled SELLER’s agreements herein, all Deposits made hereunder by the BUYER shall be retained by the SELLER as liquidated damages which shall be SELLER’S sole and exclusive remedy both at law and in equity. The parties acknowledge that the SELLER has no adequate remedy at law in the event of BUYER’S failure to fulfill its obligations hereunder because it is impossible to compute exactly the damages that would accrue to the SELLER in such event. The parties have therefore taken these facts into account in setting the amount of the Deposit and hereby agree that: (a) the Deposit is the best estimate of such damages which would accrue to SELLER; and (b) the Deposit represents damages and not any penalty against the BUYER. If SELLER fails to perform its obligations hereunder, then SELLER will be in default under this Agreement and BUYER may either (i) enforce specific performance of this Agreement or (ii) terminate this Agreement and receive the return of the Deposit.

22. INDEPENDENT COUNSEL. Both BUYER and SELLER hereby acknowledge that they have been offered the opportunity to seek and confer with qualified legal counsel of their choice prior to signing this Agreement.

23. BROKER AS PARTY: The Brokers named herein join in this Agreement and becomes a party hereto, insofar as any provisions of this Agreement expressly apply to the Brokers, and to any amendments or modifications of such provisions to which the Brokers agrees in writing.

24. LIABILITY OF TRUSTEE, SHAREHOLDER, BENEFICIARY, ETC: If the SELLER or BUYER executes this agreement in a representative or fiduciary capacity, only the principal or the estate represented shall be bound, and neither the SELLER or BUYER so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

25. WARRANTIES AND REPRESENTATIONS: The BUYER acknowledges that the BUYER has not been influenced to enter into this transaction nor has he relied upon any warranties or representations not set forth or incorporated in this agreement or previously made in writing, except for the following additional warranties and representations, if any, made by either the SELLER or the Broker(s): None made or relied upon.

26. MORTGAGE CONTINGENCY CLAUSE: Intentionally omitted.

27. CONSTRUCTION OF AGREEMENT: This instrument, executed in multiple counterparts, is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract between the parties, is binding upon and enures to the benefit of the parties hereto and their respective heirs, devisees, executors, administrators, successors and assigns, and may be canceled, modified or amended only by a written instrument executed by both the SELLER and the BUYER. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it. If any provisions of this Agreement are held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement, provided that both parties may still effectively realize the complete benefit of the transaction contemplated hereby. The effective date (the “Effective Date”) of this Agreement shall be the date of the last party’s execution; provided, however, that if the last party does not execute this Agreement and deliver a fully executed counterpart of the same to the first signing party within five (5) days after the first party’s execution date, then the offer or commitment to be bound hereby by the first executing party shall automatically be revoked and withdrawn, whereupon neither party shall be bound hereto. This Agreement may be freely assigned to a nominee as the BUYER may designate, specifically including but not limited to an affiliate of the BUYER.

28. AFFIDAVITS AND CERTIFICATES. At the time of delivery of SELLER’S deed, if requested, SELLER shall execute and deliver to BUYER the following documents: (a) an affidavit stating that SELLER is not a foreign person under Internal Revenue Code, Section 1445; (b) an affidavit to BUYER and BUYER’S title insurance company certifying that there are no parties in possession of the Premises, other than Seller’s Tenants and that no work has been done on the Premises which would entitle anyone to claim a mechanic's or materialman's lien with respect to the Premises; (c) Internal Revenue Code, Section 1099S Forms and W–9 Forms; and (d) any affidavits, agreements and certificates customarily required by BUYER’S mortgagee, title insurance company and banks in connection with mortgage loans for transactions of this type. BUYER shall not be obligated to accept a deed signed under a power of attorney.

29. NOTICES. All notices required or permitted to be given hereunder shall be given hereunder shall be in writing and deemed duly given when (1) mailed by registered or certified, first-class mail, return receipt requested, postage prepaid, (2) hand delivered, (3) sent by facsimile with proof of delivery and transmission, (4) sent by recognized overnight delivery service or (5) sent via e-mail with proof of delivery and transmission, addressed as follows:

if to SELLER:                        [***]

if to BUYER to:                     [***]

30. REAL ESTATE BAR ASSOCIATION STANDARDS. Any matter or practice arising under or relating to this Agreement which is the subject of a title standard or a practice standard of the Real Estate Bar Association at the time for delivery of the deed shall be covered by said title standard or practice standard to the extent applicable.

31. ACCESS TO PREMISES. BUYER, BUYER’S agents and mortgagees shall have the right to reasonable access to the Premises at reasonable times upon prior twenty-four (24) hour notice to SELLER. BUYER agrees that any such access shall be at BUYER'S sole risk and BUYER agrees to indemnify SELLER from any and all claims arising from third parties related to same.

32. MAINTENANCE OF PREMISES: Between the date hereof and the Closing, the SELLER shall maintain and service the Premises and its appurtenances at the same level of effort and expense as the SELLER has maintained or serviced the Premises for the SELLER’S own account prior to the date of this Agreement.

33. ATTORNEY AUTHORIZATION: In order to facilitate the execution and delivery of certain documents contemplated hereby, the parties grant to their respective attorneys the actual authority to execute and deliver on each party’s behalf extensions thereby extending the time for performance hereunder or any notice that may be given under this agreement and the parties may rely on the signature of such attorneys (including faxed signatures) unless they have actual knowledge that a party has revoked the authority granted herein.

34. FACSIMILE OR SCANNED SIGNATURES: For purposes of this Agreement facsimile signatures and/or email or electronic signatures shall be treated as originals.

35. SELLER’S REPRESENTATIONS. SELLER warrants and represents to BUYER, to the best of SELLER’S knowledge, as follows:

(a)	Takings. SELLER has no knowledge of nor has SELLER received any written notice of taking, condemnation or special assessment, actual or proposed, with respect to the Premises.
(b)	Authority. SELLER has full right, power and authority to enter into and become bound by this Agreement and to consummate the transactions contemplated hereby; that any person other than SELLER executing this Agreement has been duly authorized by all necessary action and has full right, power and authority to execute and deliver this Agreement on behalf of SELLER.
(c)	Outstanding Agreements. SELLER represents and warrants that the Premises are not the subject of any outstanding agreements with any party pursuant to which any such party may acquire any interest in the Premises, other than Seller’s mortgagees which SELLER shall secure releases for using the purchase money hereunder.
(d)	Litigation. SELLER has no knowledge of any litigation or proceeding, pending or threatened, against or relating to the Premises.
(e)	Hazardous Substances. SELLER represents and warrants to BUYER that, to SELLER'S actual knowledge and information, (i) there has been no release of any hazardous materials or oil on, from or near the Premises (as used in this Agreement, the terms "release", "hazardous materials" and "oil" shall have the meaning given to them in M.G.L. Chapter 21E) and (ii) there are no underground storage tanks or other subsurface facilities holding petroleum or oil products currently in use or previously abandoned on the Premises.
(f)	Tenancies. There are no leases, licenses, occupancy or related agreements or tenancies affecting the Premises.

(g)	Bankruptcy. There is no pending bankruptcy, mortgage foreclosure, or other proceeding which might in any material way impact adversely on SELLER’S ability to perform under this Agreement. In the event that SELLER files for bankruptcy, or if involuntary proceedings are instituted against SELLER, BUYER may, at BUYER’s election, terminate this Agreement by written notice to the SELLER whereupon any payments made under this Agreement shall be forthwith refunded to the BUYER and all other obligations of the Parties hereto shall cease and this Agreement shall be void without recourse to the Parties hereto.
(h)	Fixtures. SELLER has complete and unencumbered ownership of all fixtures, fittings and equipment located in the Premises or appurtenant to the Premises.
(i)	Betterments. SELLER represents that SELLER has no knowledge of any municipal betterments affecting the Premises approved, pending, proposed or contemplated by the Town of [***]which is likely to result in an assessment against the Premises.
(j)	Compliance. SELLER has no knowledge of any conditions of the Premises, which constitute a violation of the provisions of any municipal, county, state or federal codes, ordinances, statutes or regulations relating to zoning, building, environmental or health matters.
(k)	Violation Notices. As of the date hereof, the SELLER has received no notice from any municipal, county, state or federal agency asserting or alleging that the Premises are or may be in violation of the provisions of any municipal, county, state or federal codes, ordinances, statutes or regulations relating to zoning, building, environmental or health matters or enforcement proceedings.
(l)	Service Contracts. All service contracts related to the use, ownership or operation of the Premises are on at at-will basis and provided that the parties consummate the sale as contemplated by this Agreement, at BUYER’S option and upon notice from BUYER to SELLER, SELLER shall terminate such service contracts effective as of the Closing Date hereunder.
(m)	Default Notices. SELLER has not received any written notice that it is in default under any of the covenants, easements or restrictions affecting or encumbering the Premises or any portion thereof.

(n)	Rights of First Refusal and Options. No Lease or other Agreement affecting the Premises contains any rights of first refusal or options granted by SELLER to purchase the Premises or any portion thereof.
(o)	Short Sale. SELLER represents that the Purchase Price, less any anticipated adjustments and SELLER'S closing costs, will be sufficient to permit complete payment of all outstanding encumbrances upon the Premises or that SELLER has cash on hand to pay any expected deficit. SELLER further represents that the within transaction is not a so-called “short-sale”.
(p)	Damage. SELLER has no knowledge of the occurrence of any substantial damage to the Premises by fire, vandalism, or other casualty (whether or not insured against, and whether or not previously repaired or restored).

It shall be a condition of BUYER’S obligation to close under this Agreement that all representations made by the SELLER shall be true as of the Closing. Further, it shall be a condition of BUYER’S obligations hereunder that SELLER shall promptly notify BUYER of any material change in facts which arise prior to the Closing which would make any statement or representation contained herein untrue if such state of facts had existed on the date of execution of this Agreement. The representations contained above shall survive the delivery of the deed.

36. ERRORS OR OMISSIONS. If any errors or omissions are found to have occurred in any calculations or figures used in the settlement statement signed by the parties (or would have been included if not for any such error or omission) and notice thereof is given within three months of the date of delivery of the deed to the party to be charged, then such party agrees to make such payments as may be necessary to correct the error or omission. The provisions of this paragraph shall survive the delivery of the deed for three months.

37. DUE DILIGENCE PERIOD: Within seven (7) days of the Effective Date, SELLER shall deliver to BUYER true and complete copies of all site plans, building plans, permits and environmental reports with respect to the Premises. From and after the Effective Date for a period of sixty (60) days (the “Due Diligence Period”), BUYER, at BUYER’S sole cost and expense, and BUYER'S agents shall have the right to inspect the Premises with consultants of BUYER’S own choosing with the understanding that the BUYER and it’s consultants, with reasonable prior notice to SELLER of not less than 24 hours, may enter the Premises at their sole risk, that they shall provide evidence of insurance and BUYER shall leave the Premises in the same condition as it was in prior to such entry. During such inspections, BUYER shall use reasonable efforts to avoid or minimize damage to the Premises as well as to avoid or minimize interference with SELLER’S use of the Premises. BUYER shall have the right to conduct test borings and other soil tests analyses and studies to determine the presence of hazardous waste at or around the Premises. If the results of any of the above inspections prove to be unsatisfactory or unacceptable to the BUYER for any reason or for no reason at all, the BUYER may terminate this Agreement on or prior to the expiration of the Due Diligence Period by written notice to the SELLER whereupon any Deposit made hereunder shall be forthwith refunded and all obligations of the parties hereto shall cease and this Agreement shall be void without further recourse available to either party either at law or in equity.

38. ASSIGNMENT OF WARRANTIES: At the Closing, SELLER shall be deemed to have assigned to BUYER (non-recourse to SELLER), if assignable at no additional cost to SELLER, any and all service contracts, warranties and/or guarantees, if any, covering any and all systems, fixtures, equipment and appliances in connection with the Premises. SELLER will also provide BUYER, at Closing, with all manuals and other information in SELLER’s possession and/or control regarding any and all systems, fixtures, equipment and appliances used in connection with the Premises. The provisions of this Paragraph shall survive delivery of the Deed hereunder.

39. WEEKEND AND HOLIDAY EXTENSIONS: If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed or by which the Closing must be held expires on a Saturday, Sunday, federal holiday or legal bank holiday in the state where the Premises are located, then such time period shall be automatically extended to the close of business on the next business day.

40. TITLE OBJECTIONS PERIOD: From and after the Effective Date for a period of sixty (60) days (the “Title Objections Period”), BUYER shall, at BUYER’S sole cost and expense, have a title examination completed and a Title Commitment (the “Commitment”) issued and shall notify SELLER within said sixty (60) day period of any objections to title in writing. If BUYER objects to any title encumbrances disclosed in the Commitment, BUYER shall, within said Title Objections Period, notify SELLER in writing, specifying the objectionable title encumbrances (a “Title Notice”). If BUYER fails to timely give such notice specifying the objectionable title encumbrances, BUYER will be deemed to have approved the matters set forth in the Commitment, which shall be included in the “Permitted Exceptions.” If BUYER timely gives such notice specifying objectionable title encumbrances, all matters set forth in the Commitment which are not objected to in BUYER’S notice will be included in the “Permitted Exceptions.” SELLER shall use commercially reasonable efforts to cure any title matters within fourteen (14) days from receipt of the Title Notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of fourteen (14) days after receipt of the Title Notice or three (3) business days after such matter is cured. In the event that despite SELLER’S diligent and commercially reasonable efforts, SELLER fails to effectuate such cure within the Title Cure Period, BUYER shall have the right to terminate this Agreement in writing within seven (7) business days after the expiration of the Title Cure Period, in which event the Deposit shall be returned to BUYER. Notwithstanding the foregoing, SELLER agrees to cure (and remove) all liens and monetary encumbrances affecting title to the Premises arising by, through or under SELLER and BUYER shall have no obligation to make any objection thereto. Furthermore, BUYER may, prior to Closing, notify SELLER in writing (a “Gap Notice”) of any title exceptions raised by the Title Insurer between the expiration of the Title Objection Period and Closing and not disclosed by the Title Insurer or otherwise actually known to BUYER prior to the expiration of the Title Objection Period; provided that BUYER must notify SELLER in writing of such unacceptable exceptions within three (3) business days of being made aware of the existence of such exceptions. If BUYER sends a Gap Notice to SELLER, BUYER and SELLER shall have the same rights and obligations with respect to such notice and the exceptions set forth therein as apply to a Title Notice and the exceptions set forth in this paragraph.

41. COVID 19: The Closing Date in Paragraph 8 of this Agreement shall be extended for an Excused Delay which materially affects the BUYER’S ability to close or some other such cause that prevents either party from fulfilling its obligations under the Agreement due to an Excused Delay unless BUYER and SELLER mutually agree otherwise. As used herein an Excused Delay means a delay preventing the Closing to occur caused by an Act of God, declared state of emergency or public health emergency, pandemic (specifically including COVID-19), government mandated quarantine or travel ban, war, acts of terrorism, and/or order of government or civil or military authorities. The Closing Date shall transpire on the earlier of ten (10) business days after the end of the Excused Delay or 30 days after the Closing Date.

42. ADDITIONAL PROVISIONS: The initialed riders, if any, attached hereto, are incorporated herein by reference: See attached proposed lease back of the Premises from the BUYER to the SELLER, attached hereto and made a part hereof as Exhibit A.

NOTICE: This is a legal document that creates binding obligations. If not understood, consult an attorney.

SELLER:		BROKERS:

[***]		CBRE, Inc.

By:	/s/	By: /s/
	[***]	[***]

BUYER:

Krele LLC		[***]

By:	/s/ Seth Lederman
Seth Lederman, MD, Manager